Exhibit (a)(6)

FORM OF

EMAIL CONFIRMATION OF RECEIPT

OF LETTER OF TRANSMITTAL

OR WITHDRAWAL LETTER

To: [Name of Eligible Participant]

From: Paul R. Arena

Date: July 1, 2009

Dear Eligible Participant:

This message confirms that we have received your [Letter of Transmittal][Withdrawal Letter] with respect to your participation in the i2 Telecom International, Inc. Offer to Exchange Warrants for Shares of Common Stock or For Repricing.

Thank you,

Paul R. Arena